Exhibit 99.1

POLONIA BANCORP ANNOUNCES SHARE REPURCHASE PLAN

HUNTINGDON VALLEY, PA – July 23, 2010 – Polonia Bancorp (OTCBB:PBCP) announced today that its board of directors approved the repurchase of up to 67,032 shares of the Company’s outstanding common stock, which is approximately 5% of outstanding shares held by persons other than Polonia MHC. Purchases will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P., which plan will become effective following release of the Company’s report on Form 10-Q for the quarter ended June 30, 2010. Purchases will be based upon the parameters of the Rule 10b5-1 repurchase plan.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period. There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be held in treasury.

Contact:	Polonia Bancorp
Paul D. Rutkowski, Chief Financial Officer and Treasurer
(215) 938-8800